SCHEDULE 14A INFORMATION
   Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934
                        (Amendment No.  )



Filed by the Registrant [x]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ]   Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)
[x]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or
Section 240.14a-12
                      CBI INDUSTRIES, INC.
.................................................................

        (Name of Registrant as Specified In Its Charter)

.................................................................
     (Name of Person(s) Filing Proxy Statement, if other than
     Registrant)

Payment of Filing Fee (Check the appropriate box):
[ ]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1),
14a-6(i)(2) or Item 22(a)(2) of Schedule 14A.
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
[ ]  Fee computed on table below per Exchange Act Rules 14a-
6(i)(4) and 0-11.
     1) Title of each class of securities to which transaction applies:

          .......................................................
     2) Aggregate number of securities to which transaction applies:

          .......................................................
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined:

          .......................................................
     4)   Proposed maximum aggregate value of transaction:

          .......................................................

     5)   Total fee paid:

          .......................................................

[x]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)   Amount Previously Paid:

          .......................................................
     2)   Form, Schedule or Registration Statement No.:

          .......................................................
     3)   Filing Party:

          .......................................................
     4)   Date Filed:

          .......................................................



                      CBI INDUSTRIES, INC.
                       800 JORIE BOULEVARD
                 OAK BROOK, ILLINOIS  60521-2268

            NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                     TO BE HELD MAY 11, 1995

To the Shareholders of:

                      CBI INDUSTRIES, INC.

     You are hereby notified that the Annual Meeting of Shareholders of CBI Industries, Inc. will be held at Drury Lane
Oakbrook Terrace, 100 Drury Lane, Oakbrook Terrace, Illinois, at
10:30 A.M., Central Time, on Thursday, May 11, 1995, for the following purposes:

   1. To elect five directors to serve for a three year term expiring in 1998;

   2.   To adopt the proposed CBI Industries, Inc. 1995 Stock
        Option Plan (designated as Proposal No. 1 in the accompanying proxy statement);

   3. To amend the Company's Certificate of Incorporation to increase the number of authorized shares of common stock from one hundred twenty million to two hundred forty million (designated as Proposal No. 2 in the accompanying proxy statement);

   4. To transact such other business as may be properly brought before the meeting.

     Only shareholders of record at the close of business on March 14, 1995, are entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. The stock transfer books will not be closed.

     SHAREHOLDERS ARE REQUESTED TO COMPLETE, SIGN, DATE AND
PROMPTLY MAIL THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE.  NO
POSTAGE IS REQUIRED FOR MAILING IN THE UNITED STATES.





                                   Charlotte C. Toerber
                                   Secretary

March 24, 1995
                      CBI INDUSTRIES, INC.

       PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS

                          MAY 11, 1995

     This proxy statement, which is first being mailed to shareholders on or about April 6, 1995, is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of CBI Industries, Inc. ("CBI" or the "Company"), who ask you to complete, sign, date and mail the enclosed proxy for use at the Annual Meeting to be held May 11, 1995, for the purposes set forth in the foregoing notice. Cost of solicitation of proxies will be borne by the Company. Proxies will be solicited by MacKenzie Partners, Inc. for an approximate fee of $20,000. In addition, proxies may be solicited personally or by telephone or telefax by the directors, officers and a few regular employees of the Company, without extra compensation.

     The Company's Common Stock, $2.50 par value per share (the "Common Stock") and the Company's Convertible Voting Preferred Stock, Series C (the "Series C Preferred Stock") vote together as a class. Each share of Common Stock entitles the record holder thereof to one vote on each matter submitted to a vote at the meeting. The Certificate of Designations for the Series C Preferred Stock provides that, following the 3-for-2 stock split in 1991, each share of the Series C Preferred Stock entitles the record holder thereof to one and one half votes on each matter submitted to a vote at the meeting. All shares represented by proxies duly executed and received by the Company prior to the time a quorum is ascertained at the meeting will be voted at the meeting or any adjourned session thereof in accordance with the terms of the proxies. If no choice is indicated on the proxy, the proxyholders will vote for all the nominees listed herein and for Proposals No. 1 and 2. If any other business is properly brought before the meeting, the proxies will be voted in accordance with the best judgment of the proxyholders.

     A shareholder may revoke a proxy at any time before it is exercised by submitting a document revoking it, by submitting a duly executed proxy bearing a later date or by attending the meeting and voting in person.

     Only shareholders of record of the 38,085,003 shares of the Common Stock and of the 3,541,636 shares of the Series C Preferred Stock outstanding at the close of business on March 14, 1995, are entitled to notice of and to vote at the meeting.

     It is the practice of the Company's management that all proxies, ballots, consents and voting tabulations that identify shareholders be kept confidential, except where disclosure may be required by applicable law, where shareholders write comments on their proxy cards, where disclosure is expressly requested by a shareholder, and in the event of a proxy or consent solicitation not approved and recommended by the Board of Directors, including a proxy or consent solicitation for a change of control of the Company based on an opposition proxy or consent statement filed or required to be filed with the Securities and Exchange Commission. Inspectors and tabulators of election are independent and not employees of the Company.

ELECTION OF DIRECTORS

     The Board of Directors, which has responsibility for making broad corporate policy and for the overall management of the Company, held nine meetings in 1994.

     The Company's Certificate of Incorporation provides for a Board of Directors of not less than nine nor more than eighteen members, as determined from time to time by resolution of the Board, divided into three classes, with members of each class serving a three year term. Effective November 9, 1994, the size of the Board is fourteen. Five directors are to be elected to serve until the Annual Meeting of Shareholders in 1998 or until their successors shall be elected and qualified. All nominees have indicated that they are willing and able to serve as directors if elected and are presently directors of the Company. If any nominee should be unable to serve for any reason, the proxyholders may vote for a substitute designated by the Board in each such case.

     Directors will be elected by a majority of the votes cast at the meeting. Abstentions, directions to withhold authority to vote for a director-nominee or to withhold authority to vote for all director-nominees and "broker non-votes" (where a named entity holding shares for a beneficial owner has not received voting instructions from the beneficial owner with respect to a particular matter and such named entity does not possess or choose to exercise its discretionary authority with respect thereto) will be considered present at the meeting but will not be counted to determine the total number of votes cast.

     Certain information with respect to the nominees for directors and the nine directors whose terms do not expire this year is as follows:

Nominees for Election for Term of Three Years Expiring in 1998:

     E. HUBERT CLARK, JR., 68, Chairman of the Board and Chief Executive Officer of The Friendship Group (investment partnership) since January 26, 1989. Chairman of the Board of Baker-Hughes Incorporated (products and services for the petroleum and mining industries) from April 3, 1987 to his retirement on January 25, 1989, Chairman of the Board of Baker International Corporation from 1980 to April 3, 1987, and Chief Executive Officer from 1965 to January 28, 1987. Director of the Company since April 14, 1981. Director of Honeywell, Inc. (electronic and pneumatic controls and systems); Kerr-McGee Corporation (oil, gas and mining); Beckman Instruments Inc. (instrumentation for medical and life sciences); and American Mutual Fund (a mutual fund for public investment). Member:
Audit Committee; Nominating Committee.

     JOHN T. HORTON, 66, Engineering Consultant.  Director of the
Company since November 3, 1959.  Director of Beverly Bank
(banking) and Director and Chairman of the Board of Horton
Trading Limited (investments and data processing).  Member:
Compensation Committee; Nominating Committee.

     STEPHANIE PACE MARSHALL, 49, Founding Executive Director of the Illinois Mathematics and Science Academy, in Aurora, IL. Director of the Company since November 9, 1994. Advisor to the Panel on Education of the President's Council of Science Advisors; former member of the National Policy Council and the Forum of Educational Organizational Leaders; member of the Resource Council of the Metropolitan Planning Council of Chicago, the Northwestern University President's Advisory Council, and the Illinois Institute of Technology National Commission; and an associate of the Cambridge Group, an international corporation specializing in strategic planning for schools, universities and corporations. Member: Nominating Committee.

     GEORGE L. SCHUEPPERT, 56, Executive Vice President and Chief
Financial Officer since August 1, 1987. Director of the Company since May 11, 1989.

     ROBERT T. STEWART, 62, Retired Chairman of the Board and Chief Executive Officer of Scott Paper Limited, a Canadian corporation (manufacturer of sanitary paper products). Director of the Company since November 11, 1992. Director of Royal Bank of Canada (banking) and BC Gas Inc. (natural gas utility company).
Member:  Compensation Committee; Nominating Committee;
Environment and Safety Committee.

Directors to Continue in Office with Terms Expiring in 1997:

     ROBERT J. DANIELS, 61, Executive Vice President since April 21, 1988. President of Liquid Carbonic Industries Corporation since January 1, 1988, Executive Vice President-U.S. Operations from 1987 to 1988 and Senior Vice President-Chief Financial Officer from 1983 to 1987. Director of the Company since April 21, 1988.

     JOHN E. JONES, 60, Chairman of the Board, President and Chief Executive Officer since May 11, 1989, President and Chief Operating Officer from January 1, 1988 to May 11, 1989, Vice Chairman of the Board from 1985 to January 1, 1988. Director of the Company since April 13, 1976. Director of Allied Products Corporation (diversified manufacturer); Interlake Corporation (metals, material handling and packaging); Amsted Industries Incorporated (diversified manufacturer); Valmont Industries, Inc. (irrigation systems, steel tubing and electrical products); and NICOR Inc. (utility).

     EDWARD J. MOONEY, JR., 53, Chairman of the Board, President and Chief Executive Officer of Nalco Chemical Company (specialty chemicals) since 1994, President from 1990 to 1994, Executive Vice President and Director from 1988 to 1990, and Group Vice President and President-Petroleum Division from 1986 to 1988. Director of the Company since December 6, 1988. Member:
Compensation Committee (Chairman); Nominating Committee.

     ROBERT G. WALLACE, 68, Retired. Executive Vice President and Director of Phillips Petroleum Company (petroleum exploration, production, refining and marketing) from June, 1982 until October, 1988. Director of the Company since April 17, 1986. Director of Valmont Industries (irrigation systems, steel tubing and electrical products) and A. Schulman (plastics compounding and sales). Member: Audit Committee; Nominating Committee (Chairman).

Directors to Continue in Office with Terms Expiring in 1996:

     LEWIS E. AKIN, 57, Executive Vice President since August 2, 1988, Senior Vice President from April, 1988, to August 2, 1988, and Vice President of the Company from 1986 to 1988. President of Chicago Bridge & Iron Company since July 1, 1988 and President of CBI Services, Inc. from 1985 to 1988. Director of the Company since August 2, 1988.

     WILEY N. CALDWELL, 67, Retired. President of W.W. Grainger, Inc. (national distributor of industrial and commercial products) from 1984 until he retired on July 31, 1992. Director of the Company since December 6, 1988. Director of Consolidated Papers, Inc. (manufacturer of coated paper); Kewaunee Scientific Corporation (manufacturer of laboratory furniture and equipment); and APS Holdings, Inc. (second largest distributor of automotive parts and supplies). Member: Audit Committee (Chairman); Nominating Committee.

     ROBERT J. DAY, 70, Retired. Chairman of the Board of USG Corporation (building products) from January, 1990 until he retired on May 31, 1990, Chairman of the Board and Chief Executive Officer from February, 1987 until 1990, Chairman of the Board, President and Chief Executive Officer from 1985 until 1987, and President and Chief Operating Officer from 1981 until 1985, and Director from 1979 to 1990. Director of the Company since April 13, 1982. Director of GATX Corporation (railcar leasing and financial services) and Duff & Phelps Selected Utilities (investment fund). Member: Compensation Committee; Nominating Committee.

     GARY E. MACDOUGAL, 58, Chairman of the Governor's Task Force for Human Services Reform for the State of Illinois and a Trustee of the Annie Casey Foundantion (for disadvantaged children). General Director of the New York City Ballet from 1993 to 1994; Chairman of the Board and Chief Executive Officer of Mark Controls Corporation (building management systems and flow control products) from 1969 to 1988. Director of the Company since 1981. Prior to 1990, United States delegate and Alternate Representative to the United Nations. Director of United Parcel Service of America, Inc. (parcel delivery service); Bulgarian-American Enterprise Fund; and Union Camp Corporation (forest products). Member: Compensation Committee, Nominating Committtee, Environment and Safety Committee (Chairman).

     JOHN F. RIORDAN, 59, President of MidCon Corp. (diversified natural gas company) since 1988 and Chief Executive Officer since 1990, and Executive Vice President and Director of Occidental Petroleum Corporation (diversified petroleum, chemical and natural gas company), the parent company of MidCon Corp., since 1991. Director of the Company since January 13, 1993. Member:
Audit Committee; Nominating Committee; Environment and Safety
Committee.

                     COMMITTEES OF THE BOARD

     The Audit Committee, which held three meetings in 1994, is charged with reviewing the adequacy and effectiveness of the internal auditing, accounting and financial controls of the Company, and coordinating the annual internal audit plan with the
auditing plan of the independent auditors.   The Committee
receives reports from the Company's Internal Audit Department, reviews the annual report to shareholders and the financial statements contained therein, reviews the audit performed by the Company's independent auditors and acts as liaison between the independent auditors and the Board. The Committee makes recommendations concerning the appointment of the independent auditor of the Company, the scope of the audit to be performed and the fees to be paid. The Committee is also authorized to audit and monitor the compliance by the Company and its subsidiaries with the laws of the various jurisdictions in which the Company and its subsidiaries conduct business and to report to the Board and make recommendations with respect to any problems.

     The Compensation Committee, which held four meetings in 1994, reviews and makes recommendations concerning compensation philosophy and guidelines for the executive and managerial group of the Company; reviews compensation and benefit programs for employees of the Company and its subsidiaries, compares such programs and compensation against market data and makes recommendations as to modifications; reviews recommendations or actions of management concerning benefit plans, incentive plans, stock option or other stock awards and oversees the administration of such plans; reviews compensation, and awards and grants under corporate benefit plans for the Chief Executive Officer; reviews management recommendations concerning compensation for certain other officers; administers the Company's stock option plans and restricted stock award plans; and makes determinations as to which key officers of the Company or its subsidiaries should be offered employment and/or termination agreements.

     The Nominating Committee, which held two meetings in 1994, establishes criteria regarding the size and composition of the Board and its Committees, recommends criteria relating to tenure and eligibility, identifies, reviews and recommends prospective Board members, recommends candidates for the position of Chief Executive Officer and Chief Financial Officer, and approves the nominees for new positions on the Board and vacancies on the Board. It will consider nominees for the Board recommended by shareholders. Pursuant to the Company's by-laws, recommendations must be submitted in writing and addressed to the Chairman of the Nominating Committee, c/o Secretary of the Company, Charlotte C. Toerber, CBI Industries, Inc., 800 Jorie Boulevard, Oak Brook, IL 60521-2268 not less than sixty days prior to the first anniversary of the date of the last meeting of shareholders called for the election of directors and set forth the name, age, business and residential address, principal occupation, number of shares of Common Stock owned and such other information concerning the nominee as may be required by the Federal securities laws with respect to an individual nominated as a director for whom proxies are solicited.

     The Environmental and Safety Committee, which was established, but did not meet, in 1994, reviews and makes recommendations concerning the environmental and safety philosophies and standards of the Company and its operating subsidiaries, reviews existing compliance programs and monitors environmental and safety compliance of the Company and its subsidiaries.

               COMMON STOCK OWNERSHIP BY CERTAIN
                     PERSONS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

     The following table sets forth certain information with respect to each person known to the Company to be the beneficial owner of more than 5% of any class of the Company's outstanding stock.



Title          Name and address         Amount and Nature ofPercent
of Class       of Beneficial Owner      Beneficial OwnershipofClass


Common Stock   LaSalle National Trust, N.A.  7,063,258*     16.30%
               135 South LaSalle Street
               Chicago, IL 60603

Common Stock   The Capital Group Companies, Inc.3,642,710** 9.57%
               333 South Hope Street
               Los Angeles, CA 90071

Common Stock   Putnam Investments, Inc.      2,088,700***   5.5%
               One Post Office Square
               Boston, MA  02109

* According to an amended Schedule 13G dated February 13, 1995, these shares are held by LaSalle National Trust, N.A. in its capacity as Trustee of the CBI Salaried Employee Stock Ownership Plan (1987)
(the "ESOP"). It has shared power to vote the shares and sole power to dispose of the shares. Includes 859,082.464 shares of Common Stock and 2,115,318.001 shares of Series C Preferred Stock (which are convertible into 3,172,977.002 shares of Common Stock) which are not allocated to accounts of ESOP participants, and 868,798.536 shares of Common Stock and 1,441,599.999 shares of Series C Preferred Stock
(which are convertible into 2,162,399.999 shares of Common Stock) which are allocated to accounts of ESOP participants.

**   According to an amended Schedule 13G dated February 6, 1995 filed by The Capital Group Companies, Inc. and its subsidiaries, Capital
Guardian Trust Company and Capital Research and Management Company, it
had sole power to vote 2,572,610 shares and sole power to dispose of
3,642,710 shares.

*** According to an amended Schedule 13G dated January 23, 1995 filed by Putnam Investments, Inc. and its subsidiaries, Putnam Investment
Management, Inc. and The Putnam Advisory Company, Inc., it had shared power to dispose of 2,088,700 shares.

/page

Security Ownership of Management of the Company

     The following table sets forth certain information regarding the Company's Common Stock beneficially owned on February 15,
1995, by each director and nominee, each named executive officer and by all directors and executive officers as a group.


                                                  Percent of
                    Shares of Common Stock        Outstanding
Name of             Beneficially Owned            Common
Beneficial Owner    As of February 15, 1995 (1)   Stock

John E. Jones                    71,776 (2)            *
Lewis E. Akin                    28,957 (2)            *
Wiley N. Caldwell                 1,500                *
E. Hubert Clark, Jr.              1,350                *
Robert J. Daniels                23,327 (2)            *
Robert J. Day                     1,650                *
John T. Horton                1,536,439 (3)            4.2%
Gary E. MacDougal                 4,650                *
Stephanie Pace Marshall             200                *
Edward J. Mooney                  1,950                *
John F. Riordan                   1,100                *
George L. Schueppert             40,682 (2)            *
Robert T. Stewart                 1,100                *
Robert G. Wallace                 1,650                *
Charles O. Ziemer                26,600 (2)            *
All directors and executive
     officers as a group
     (18 in number)           1,766,053 (2)            4.6%

* Beneficially owns less than one percent of the Company's outstanding shares of Common Stock.

(1) Share amounts for individual directors and officers and all directors and officers as a group include shares awarded pursuant to the CBI restricted stock award plans for which restrictions have not lapsed, shares of Common Stock held pursuant to the CBI Salaried Employee Stock Ownership Plan (1987) and shares owned by spouses and certain other immediate family members.

(2) Excludes shares which are subject to presently exercisable stock options as follows: John E. Jones, 165,500 shares; Lewis
E. Akin, 52,800 shares; Robert J. Daniels, 75,500 shares; George
L. Schueppert, 78,450 shares; Charles O. Ziemer 40,200 shares; and directors and executive officers as a group, 436,250 shares, and excludes shares of Series C Preferred Stock held pursuant to the CBI Salaried Employee Stock Ownership Plan (1987) as follows:

John E. Jones, 5,317 shares; Lewis E. Akin, 4,750 shares; Robert
J. Daniels, 4,896 shares; George L. Schueppert, 4,946 shares;
Charles O. Ziemer, 3,887 shares; and directors and executive officers as a group, 28,461 shares.

(3) Includes 1,534,140 shares owned by Mr. Horton as co-trustee of twenty-one trusts of which he has a one-sixth beneficial interest.

Section 16(a) Reporting Delinquencies

     Under rules adopted by the Securities and Exchange Commis-
sion effective May 1, 1991, the Company is required to report certain information about any director, officer, beneficial owner of more than ten percent of its Common Stock or its Preferred
Stock, or any other person subject to Section 16 of the
Securities Exchange Act of 1934 that failed to file on a timely basis the reports required by Section 16(a) of the Exchange Act
(the "Reports") during the last fiscal year.  Based upon
information furnished to the Company, including the Reports in question, as contemplated by the rules, it appears that Mr.
MacDougal filed one Form 4 late with regard to one sale
transaction and that two officers, Mr. Duffy, Vice President-
Human Resources, and Mr. Schneider, Vice President and
Controller, each filed one Form 5 late with regard to reporting
transactions under the Company's Dividend Reinvestment Plan.

                     EXECUTIVE COMPENSATION

Summary Compensation Table

     The following table sets forth the cash and noncash compensation for each of the last three fiscal years awarded to or earned by the Chief Executive Officer of the Company and the four other most highly compensated executive officers of the Company.



                             Annual Compensation  Long Term Compensation
                                                       Awards
(a)                   (b)  (c)       (d)       (f)       (g)       (i)

                                                         Securities  All
                                               RestrictedUnderlying  Other
                                               Stock     Options/  Compen-
Name and                   Salary    Bonus     Award(s)  SARs(#    sation
Principal PositionYearSalary($) ($)(1)    ($)(2)3)  Shares(4) ($)(5)

John E. Jones, Chairman 1994530,000  552,497   137,000   31,000    115,042
of the Board, President,1993530,000   77,000   515,250   28,000    133,222
Chief Executive Officer 1992495,000  456,667        0    28,000     78,395
and Director

Lewis E. Akin, Executive1994290,000  210,189    48,020   14,000     96,045
Vice President and1993290,000    35,000   200,375   12,000     76,575
Director, President     1992275,000  201,822        0    13,500     42,428
of Chicago Bridge & Iron
Company

Robert J. Daniels,1994265,000   193,507    48,020   14,000     89,021
Executive Vice President1993265,000   43,515   171,750   11,000     67,456
and Director, President 1992252,000  148,057        0    12,000     40,191
of Liquid Carbonic
Industries Corporation

George L. Schueppert,   1994305,000  261,591    48,020   14,000    105,848
Executive Vice President,1993305,000  35,000   200,375   12,000     87,047
Chief Financial Officer 1992290,000  218,895        0    13,500     46,156
and Director

Charles O. Ziemer,1994195,000   101,056    20,580    7,000     63,725
Senior Vice President 1993 192,000    25,000    85,875    6,500     48,064
and General Counsel1992185,000   86,589        0     7,000     30,634


(1) The amounts were earned in the stated year and paid in the following year pursuant to annual incentive bonus opportunities described under the caption "Compensation Committee Report on Compensation Awards."

(2)  Amounts earned in 1994 (but awarded in 1995) were pursuant to the CBI
1994 Restricted Stock Award Plan (see description under the caption "Long
Term Incentive Plans" and "Compensation Committee Report on Compensation
Awards") and reflects restricted stock earned pursuant to 50% of the target awards granted in 1994 for which performance is measured at the end of 1994. Restrictions on these shares expire January 1, 1999. Amounts awarded in 1993 were pursuant to the CBI 1989 Restricted Stock Award Plan.

(3) Restricted Stock Awards are valued at the closing price on the date of grant. Participants receive dividends on the Restricted Stock reported in this column. The number and value of the aggregate restricted stock holdings at the end of the last completed fiscal year, based on the NYSE composite closing price of $25.625 per share on 12/31/94, for each named executive officer are: John E. Jones 60,750, $1,556,719; Lewis E. Akin
20,275, $519,547; Robert J. Daniels 16,125, $413,203; George L. Schueppert
24,250, $621,406; and Charles O. Ziemer 12,900, $330,562.

(4)  It is the present policy of the Compensation Committee not to award
SARs either at the time of grant or during the term of the option.

(5) The compensation reported represents (a) contributions pursuant to the CBI Salaried Employee Stock Ownership Plan (1987) (the "ESOP") for shares allocated to the executive officer's account, (b) the cost of stock allocated in the form of units to each executive officer's account in an irrevocable trust under the CBI Benefit Restoration Plan (described under the caption "Pension and other retirement benefits") for allocations pursuant to the ESOP which otherwise exceed the maximum limit imposed upon such plan by the Internal Revenue Code (the "Code"), and (c) the dollar value of split-dollar life insurance benefits. Those three amounts, expressed in the same order identified above, for each named executive officer are as follows: John E. Jones, $57,048, $19,375, $38,619; Lewis E.
Akin $54,866, $17,500, $23,679; Robert J. Daniels $55,635, $14,375,
$19,011; George L. Schueppert $55,586, $19,375, $30,887; Charles O. Ziemer
$45,064, $5,625, $13,036.



/page

Options and stock appreciation rights

     The following tables summarize option grants and exercises during the fiscal year 1994 to and by the executive officers named in the Summary Compensation Table above, and the value of the options held by such persons at the end of fiscal 1994. No SARs were granted or exercised during fiscal 1994.


            OPTIONS/SAR(1) GRANTS IN LAST FISCAL YEAR


                                                                 Grant Value
                    Individual Grants                            Date
     (a)            (b)            (c)       (d)       (e)       (f)

                                   % of
                    Number of      Total
                    Securities     Options/
                    Underlying     SARs                          Grant
                    Options/       Granted toExercise            Date
                    SARs           Employees or Base             Present
                    Granted (#     in        Price     ExpirationValue
Name                Shares)(2)     Fiscal Year($/Share)Date      ($)(3)


John E. Jones       31,000         13.5%     30.125    5/02/04   364,560

Lewis E. Akin       14,000          6.1%     30.125    5/02/04   164,640

Robert J. Daniels   14,000          6.1%     30.125    5/02/04   164,640

George L. Schueppert14,000          6.1%     30.125    5/02/04   164,640

Charles O. Zeimer    7,000          3.0%     30.125    5/02/04    82,320

(1)  It is the present policy of the Compensation Committee not to award
SARs either at the time of grant or during the term of the option.

(2) All options were granted at market value and are subject to a one-year holding period. Each option will terminate and cease to be exercisable if the Participant's employment with the Company terminates for any reason other than death, retirement for disability or retirement under a retirement plan of the Company.

(3) The estimated grant date present value reflected in the above table is determined using the Black Scholes model. The material assumptions and adjustments incorporated in the Black Scholes model in estimating the value of the options reflected in the above table include the following: (a) an exercise price of the option of $30.125 equal to the fair market value of the underlying stock on the date of grant; (b) an interest rate of 6.48% that represents the interest rate on a U.S. treasury security with a maturity date corresponding to that of the option term; (c) volatility of 33.249% calculated using daily stock prices for the one-year period prior to the grant date; (d) dividends at the rate of $0.48 per share, representing the annualized dividends paid with respect to a share of Common Stock at the date of grant; (e) an approximately 4.0% reduction to reflect the probability of forfeiture due to termination prior to vesting and approximately 12.33% reduction to reflect the probability of a shortened option term due to termination of employment prior to the option expiration date; and (f) an option term of ten years. The ultimate values of options will depend on the future market price of Common Stock, which cannot be forecast with reasonable accuracy. The actual value, if any, an optionee will realize upon exercise of an option will depend on the excess of the market value of the Common Stock over the exercise price on the date the option is exercised.


     AGGREGATED OPTION/SAR(1) EXERCISES IN LAST FISCAL YEAR
                  AND FY-END OPTION/SAR VALUES



     (a)       (b)       (c)            (d)            (e)

                                        Number of
                                        Securities     Value of
                                        Underlying     Unexercised
                                        Unexercised    In-the-Money
                                        Options/       Options/
                                        SARs at FY-End SARs at FY-
               Shares                   (#)            End ($)
               Acquired       Value
               on             Realized  Exercisable/   Exercisable/
Name           Exercise (#)   ($)       Unexercisable  Unexercisable(2)

John E. Jones  0              NA        165,500/       464,710/
                                         31,000             0

Lewis E. Akin  0              NA         52,800/            0/
                                         14,000             0

Robert J. Daniels0            NA         75,500/       231,798/
                                         14,000             0

George L.
Schueppert     0              NA         78,450/       218,158/
                                         14,000             0

Charles O.
Ziemer         0              NA         40,200/       107,385/
                                          7,000             0

(1)  It is the present policy of the Compensation Committee not to award
SARs either at the time of grant or during the term of the option.

(2) Value is based on the NYSE composite closing price of $25.625/share on 12/31/94.


     LONG-TERM INCENTIVE PLANS - AWARDS IN LAST FISCAL YEAR

     Under the Company's 1994 Restricted Stock Award Plan, at the beginning of each year, the performance goals and target awards are set. Target awards are allocated 50% to the current year for which the target award was made ("50% award"), 25% to the first year following ("first year award") and 25% to the second year following ("second year award"). Target awards are subject to adjustment based upon measurement of pre-tax operating income as a return on net assets over a three year period ending with the year in which the measurement of performance is made. The 50% award is adjusted at the end of the year in which the target award is made. The first year award is adjusted at the end of the year in which the target award is made and at the end of the subsequent year. The second year award is adjusted at the end of the year in which the target award is made and again at the end of the second year following the year the target award is made. The target award, as it may be adjusted, will be earned if 100% of the performance goal is achieved. The threshold number of shares will be earned at the achievement of 75% of the performance goal, and the maximum number of shares will be earned at the achievement of 125% of the performance goal. No dividends will be paid during the performance period.



               Number    Performance    Estimated Future Payouts Under
               of Shares of Other       Non-Stock Price-Based Plans
               Units     Period Until
               or other  Maturation     Threshold Target    Maximum
Name           Rights(#) or Payout      (#)       (#)       (#)

John E. Jones  2,500     1992-4, 1993-5 1400      2,800     5,600
               2,500     1992-4, 1994-6 1400      2,800     5,600

Lewis E. Akin    875     1992-4, 1993-5  490        980     1,960
                 875     1992-4, 1994-6  490        980     1,960

Robert J. Daniels  875   1992-4, 1993-5  490        980     1,960
                 875     1992-4, 1994-6  490        980     1,960

George L.        875     1992-4, 1993-5  490        980     1,960
Schueppert       875     1992-4, 1994-6  490        980     1,960

Charles O. Ziemer  375   1992-4, 1993-5   94        420       840
                 375     1992-4, 1994-6   94        420       840


     Actual performance against the performance goal for the three year period ended December 31, 1994 has been certified by the Compensation Committee and the restricted stock earned pursuant to the 50% award for 1994 has been allocated. (See Summary Compensation Table - Restricted Stock). The amounts listed in the table above under "Number of Shares, Units, or other Rights" indicate the first year award and second year award that are part of a target award made in 1994. Amounts listed under "Estimated Future Payouts Under Non-Stock Price Based Plans" have been adjusted as aforesaid to take into account actual performance against the performance goal for the three year period ended December 31, 1994.

Pension and other retirement benefits

     The CBI Pension Plan (the "Pension Plan") is non-contributory and covers substantially all salaried employees and certain hourly employees of the Company and its participating subsidiaries. The following table shows approximate annual pensions payable to salaried employees, including executive officers, assuming normal retirement at age 65 and that the current social security tax base remains unchanged:



                              PENSION PLAN TABLE

Average
Annual                    Years of Service at Retirement
Earnings     15       20         25         30         35        40


$  100,000    $ 21,540  $ 28,720  $ 35,900   $ 43,080   $ 50,260   $ 57,440
   200,000      42,540    56,720    70,900     85,080     99,260    113,440
   300,000      63,540    84,720   105,900    127,080    148,260    169,440
   400,000      84,540   112,720   140,900    169,080    197,260    225,440
   500,000     105,540   140,720   175,900    211,080    246,260    281,440
   600,000     126,540   168,720   210,900    253,080    295,260    337,440
   700,000     147,540   196,720   245,900    295,080    344,260    393,440
   800,000     168,540   224,720   280,900    337,080    393,260    449,440
   900,000     189,540   252,720   315,900    379,080    442,260    505,440
 1,000,000     210,540   280,720   350,900    421,080    491,260    561,440
 1,100,000     231,540   308,720   385,900    463,080    540,260    617,440
 1,200,000     252,540   336,720   420,900    505,080    589,260    673,440




     Pensions for salaried employees, including Executive Officers, are based on years of service and the greater of the average of their last thirty-six consecutive months or any three consecutive full calendar years of salary and bonuses (excluding profit-sharing, overseas living adjustments, remuneration related to Company securities, and compensation otherwise constituting qualified earnings in excess of an annually adjusted limitation imposed by the Internal Revenue Code.)

     Pension benefits are computed on the basis of a single life annuity with a surviving spouse benefit. Pension Plan benefits shown above are offset by a portion of primary Social Security benefits. In the case of all the named executive officers, such reduction would not substantially affect their benefits. Benefits are also offset by an amount equal to the amount of a monthly annuity that could have been purchased from an insurance company at the time a participant retires with one-half the cash value of the participant's ESOP account up to a maximum of one-half the pension accrued by the participant after 1987.

     The Internal Revenue Code limited the annual benefits which may be paid to any person under the Pension Plan to $120,000 per year in 1994. In addition, compensation to be used in the determination of benefits was limited by the Internal Revenue Code to $150,000 for 1994. The Company has adopted the CBI Benefit Restoration Plan through which it pays retirement benefits otherwise determined under the Pension Plan formulas but in excess of the maximum limit imposed upon qualified pension plans by the Internal Revenue Code. Certain assets have been placed in trust with an independent trustee to support the CBI Benefit Restoration Plan. The Company may not unilaterally amend such trust after a defined change in control of the Company and may not revoke the trust in any event.

     The number of years of credited service, as of December 31, 1994, for the named executive officers are: John E. Jones, 37.7 years; George L. Schueppert, 29.4 years; Lewis E. Akin, 34.3 years; Robert J. Daniels, 28.9 years; and Charles O. Ziemer, 32.3 years. Pursuant to an agreement between Mr. Jones and the Company, the years credited to him include years of service with his former employer, but any pension payable by the Company to him will be offset by any pension he receives from his former employer. Pursuant to an agreement between Mr. Schueppert and the Company the years credited to him include years of service with a former employer, but any pension payable by the Company to him will be offset by the amount of accrued and vested pension to which he was entitled at the former employer.




Compensation of Directors

     Directors who were not officers of the Company received in 1994 an annual retainer of $20,000, paid in quarterly installments, plus an amount equal to the value of 300 shares of Common Stock, valued on the first business day of July, which each eligible director in 1994 elected to take in the form of shares of Common Stock, and $1,000 for attendance at each Board meeting. Directors who were chairpersons of committees received in 1994 an additional retainer of $4,000. Those who serve on Board Committees receive $1,000 for each Committee meeting attended. Directors who are not employees of the Company may elect on an annual basis to defer their fees. Such electing director is credited with investment units equivalent to the number of shares of Common Stock that could have been purchased on the open market with the amounts to which the director was entitled under the standard compensation arrangements, plus credit for dividends that would have been paid on such shares.

Termination Agreements

     Agreements between the Company and each of the named Executive Officers of the Company provide for each executive's continued employment for a three year period (or to age 65, if earlier) following a defined change in control of the Company. Compensation and benefits for such period are based generally on the executive's compensation and benefits before such defined change in control, subject to stipulated increases, and are payable notwithstanding termination (other than by death, disability or wilful and material breach of the agreement) of the executive's employment during such period.

     COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION


     The Compensation Committee of the Board of Directors (the "Committee") is composed entirely of outside directors and is responsible for reviewing and approving compensation practices and benefits, in particular those affecting the executive and management group of employees of the Company and its subsidiaries, and including recommendations proposed by management. The Committee determines compensation and awards and grants under corporate plans for officers of the Company (subject to review by the Board of Directors), reviews management recommendations concerning compensation for certain other executives, and administers the Company's stock option plans, the CBI Officers' Bonus Plan and the CBI 1994 Restricted Stock Award Plan.

     The Committee uses the services of Hewitt Associates LLC, a nationally-recognized, independent compensation consultant which provides relevant competitive compensation data, to assist the Committee in making its decisions. The consultant conducts an annual review of the Company's executive compensation program and reports its findings to the Committee. This review is based on a study of the current comparative compensation practices of an appropriate sample of other large public corporations comparable in size to the Company. Throughout this report, reference to "competitive data," "market levels," "market data," etc., is reference to the information and values provided by this study. The Company relies on this array of companies for analysis of executive compensation rather than the Peer Group chosen for comparing stockholder return in the Performance Graph because the Committee believes the Company's competition for executive talent, based on both the Company's geographic location and the industries in which the Company operates, is better reflected by this array of companies.

Overall Compensation Philosophy

     The Company's executive compensation program is designed to support the achievement of corporate performance goals, to attract, retain and motivate talented people, and to link executive and shareholder interests through equity-based plans with a long-term perspective. The program consists of short and long-term incentive plans which emphasize pay for both individual and corporate performance and stock based incentives. Because the Committee believes that it is in the best interest of shareholders to operate the business with a long term perspective and reward those who do so, the program is intended to more greatly emphasize its longer-term components. Cash compensation, which includes base salary and bonus, is designed to be at or near competitive market levels with base salaries approaching market levels and annual target performance bonus opportunities at market levels. Long-term incentives, which are a) stock option grants and b) restricted stock awards based on longer-term corporate performance, are designed to provide opportunity for resulting compensation from such incentives at or above the median values indicated by the competitive data and to provide an incentive to an executive which is aligned with shareholder interests.

     The following is a detailed description of the current compensation program.

Base Salary

     The Committee annually reviews the salaries of the executive officers of the Company. In determining appropriate salary levels, the Committee primarily considered (weighing all the factors on a generally equivalent basis) level of responsibility, experience, individual performance, and competitive pay levels as reflected in the compensation consultant's study.

Annual Incentives

     Through the CBI Officers' Bonus Plan, annual incentive bonus opportunities are made available to executive officers, including the CEO, to recognize and reward corporate, business unit, and individual performance. The plan provides incentives to executive officers of the Company by making cash payments to those who achieve their business unit and/or Company annual goals and a discretionary payment for individual performance as described below.

     The performance portion of the plan uses income and return on invested capital performance goals for the Company.
Threshold, target and maximum goals for Company and business unit performances are established at the beginning of each year. An executive's target bonus depends upon his position, responsibility, and ability to impact the achievement of the Company's performance goals. The competitive market data is reviewed annually in considering appropriate levels of incentive bonus opportunities for individual employees. The Committee annually reviews and approves the plan's target opportunities and performance goals.

     Annual incentive bonus opportunities are made available pursuant to the discretionary portion of the CBI Officers' Bonus Plan by permitting cash payments to executive officers for the effort and skill exhibited in supervising their respective areas of responsibility and the personnel who report to them. Individual target and maximum amounts payable under this portion of the Plan are established and approved by the Committee.

     In 1994, the Company and its business units' performance goals were exceeded, and the amounts paid consisted of both a performance portion and a discretionary portion under the Plan.





Stock Option Plan and Restricted Stock Award Plan

     The overall compensation philosophy is to stress long-term stock based incentives related to shareholder value.
Opportunities for such incentives are provided in the form of stock options and restricted stock at a level targeted slightly above competitive market levels.

Stock Option Plan

     Stock options are granted under the CBI Stock Option Plan to encourage and reward long-term corporate financial success, as measured by stock price appreciation. Under the plan, the Committee annually considers grants to executives of options to purchase shares of Company stock at the closing market price on the day of the grant. These grants may be exercised after one year and up to a maximum of ten years from date of grant. The number of shares granted to an individual employee is based on, in general order of importance, the employee's potential impact on the Company's performance based upon the employee's position and level of responsibility, a qualitative evaluation of the employee's past performance, a review of the competitive compensation data and the number of options granted in previous years.

Restricted Stock Award Plan

     The Restricted Stock Award Plan is intended to encourage long-term employment and provide incentive compensation to Participants over an extended period by using a combination of specific longer-term financial goals and stock vesting
restrictions.   The Plan provides for awarding a target number of
restricted shares to an individual recipient, or a percentage thereof, only after the Company achieves the performance goals set by the Committee. Restrictions on shares awarded lapse at the beginning of the fifth year following the year for which performance is measured. Assignment of a target award of restricted stock to an individual employee is based on, in general order of importance, the employee's potential impact on the Company's performance based upon the employee's position and level of responsibility, a qualitative evaluation of the employee's past performance, a review of the competitive compensation data and the number of restricted shares awarded in previous years. The performance goal is based on pre-tax
operating income, as a return on net assets.   The Committee each
year also approves the levels of the target awards. In 1994, the Company exceeded its performance goals under the Plan.

CEO Compensation

     Mr. John Jones has been Chairman, CEO and President of CBI Industries since 1989. Mr. Jones' 1994 base salary was $530,000, the same as in 1993. In light of the financial results for 1993, Mr. Jones recommended to the Committee no adjustment to his salary for 1994, and upon consideration the Committee accordingly granted no salary increase to him. The amount of Mr. Jones' 1994 base salary remained slightly below the median value as reflected in the competitive data of the compensation study.

     Based on 1994 financial results, Mr. Jones earned an incentive bonus of $552,497. This amount was up from the $77,000 paid for 1993, which consisted solely of a bonus paid under the discretionary portion of the Plan. As the corporate performance goals under the CBI Officers' Bonus Plan were exceeded in 1994, this amount consisted of both a performance-based portion and a discretionary portion under the Plan. Mr. Jones' bonus target was set as a percentage of his base salary, taking into consideration the competitive data for such targets, with most of the amount paid based upon net income and return on invested capital performance goals for the Company, and a discretionary portion. The discretionary portion of Mr. Jones' bonus was based on the Committee's consideration of Mr. Jones' leadership in long-term strategic planning, his focus on the increasing global market opportunities for the Company, and his management ability as the Company undergoes change to adapt to these conditions.
The total amount paid to Mr. Jones could have ranged from a minimum of 0% to a maximum of 114% of his base pay, depending on the degree of achievement of net income and return on invested capital performance goals, and the amount of the discretionary portion under the Plan.

     The 1994 stock option grant of 31,000 shares to Mr. Jones was based on his potential impact on the Company's performance based upon his position and level of responsibility within the Company, and its consideration of the factors described above relating to the discretionary bonus. The Committee also considered the number of options granted in previous years. The potential value represented by this grant was close to the median value of similar stock option grants as reflected in the competitive data.

     In 1994, the Committee established a target of 10,000 shares for Mr. Jones under the 1994 CBI Restricted Stock Award Plan. The amount of the target award was determined separately from the amount of the stock option grant. The Committee also considered the number of restricted shares awarded under previous plans in previous years in setting Mr. Jones' 1994 target award under the Plan. The amount of the target award was slightly above the median value as reflected in the competitive data of the compensation study. Taken together, the value of the options granted and the restricted stock target award was slightly above the median value of total long term incentive compensation as reflected in the compensation study. Based upon 1994 financial results, Mr. Jones earned a restricted stock award of 11,200 shares, of which 5,600 shares were awarded subject to restrictions and 5,600 shares are subject to adjustment based upon attainment of the performance goals for 1995 and 1996.

Internal Revenue Code Limitation on Deductibility of Compensation

     The Committee has discussed and considered certain provisions of Section 162(m) of the Internal Revenue Code of 1986, as amended, relating to the deduction of compensation-related expenses in excess of $1,000,000. The Committee has determined not to take further action at this time with regard to the Company's executive compensation programs. It will continue to consider these Code provisions with regard to such programs and any changes to them; however, the Committee believes the Company's interests are best served by retaining a flexible approach and that there may be circumstances in which it is appropriate to pay certain amounts or forms of compensation that will not be fully deductible under these Code provisions.

     The Compensation Committee Report below shall not be deemed incorporated by reference by a general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.



                                           COMPENSATION COMMITTEE
                                      Edward J. Mooney (Chairman)
                                                    Robert J. Day
                                                   John T. Horton
                                                Gary E. MacDougal
                                                Robert T. Stewart

                     STOCK PERFORMANCE CHART

     The Stock Performance Chart below shall not be deemed incorporated by reference by a general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

     The chart below compares the cumulative total shareholder return on the Common Stock of the Company for the last five fiscal years with the cumulative total return on the S&P 500 Index and the Dow Jones Diversified Industrial Index for the same period. The comparison assumes $100 was invested in the Company's Common Stock, the S&P 500 Index and the Dow Jones Diversified Industrial Index on December 31, 1989, and reinvestment of all dividends.

                   COMPARISON OF TOTAL RETURNS

     VALUE FOR EACH ONE HUNDRED DOLLARS INVESTED ON 12/31/89
   (GAINS IN STOCK PRICE, DIVIDENDS AND REINVESTED DIVIDENDS)


Measurement Period
(fiscal Year Covered)         CBI       S&P 500   PEER GROUP*

Measurement Pt.-12/31/89      $100      $100      $100

FYE 12/31/90                   127        97        93
FYE 12/31/91                   155       127       115
FYE 12/31/92                   144       136       134
FYE 12/31/93                   150       150       164
FYE 12/31/94                   129       152       150

*  Dow Jones Diversified Industrial Index

                           PROPOSAL 1
           CBI INDUSTRIES, INC. 1995 STOCK OPTION PLAN

     The Board of Directors recommends that the shareholders approve the CBI Industries, Inc. 1995 Stock Option Plan (referred to in the following discussion of Proposal 1 as the "Plan"), which has been approved by the Board. The description of the Plan set forth below is qualified in its entirety by reference to the complete text of the Plan as set forth in Exhibit A.

Purpose of the Plan

     The purpose of the Plan is to aid the Company and its subsidiaries in securing and retaining key employees of outstanding ability by making it possible to offer them an increased incentive in the form of a proprietary interest in the Company, to join or continue in the service of the Company and to increase their efforts for its welfare.

Creation of the Plan

     The Board of Directors adopted the Plan on January 11, 1995, to be effective as of January 1, 1995, subject to approval by the shareholders of the Company at the Annual Meeting on May 11, 1995.

     The Plan replaces the CBI Industries, Inc. Stock Option Plan which expires on May 10, 1995. As of March 1, 1995, 1,000 shares remained reserved under that plan.

Description of the Plan

     The Plan authorizes the granting of incentive stock options qualified under Section 422A under the Code and non-qualified stock options ("Non-Qualified Stock Options") to purchase, or stock appreciation rights to receive, a maximum of 1,700,000 shares of Common Stock. This number is subject to adjustment by the Committee (described below) to reflect stock dividends, split-ups and other changes in the capitalization of the Company.

The fair market value (as of the date an option is granted) of the shares for which a participant may exercise Incentive Stock Options in any calendar year (regardless of the total value of such options granted) cannot exceed $100,000. This Code limitation may be amended by the Board of Directors if the Code is amended. Shares subject to options that expire without exercise will be available again for option under the Plan. However, the shares subject to Non-Qualified Stock Options that are cancelled upon exercise of an associated stock appreciation right (as described below) shall no longer be available for grant.

     The Plan shall be administered by the Compensation Committee of the Company's Board of Directors (the "Committee"), no member of which shall be eligible to participate in the Plan or any other stock option plan maintained by the Company during Committee membership or within one year prior thereto. The Committee shall administer and interpret the Plan. The designation of the key employees (defined in the Plan to be any full time employee of the Company, including officers, who in the opinion of the Committee are or are expected to be primarily responsible for the management, growth or protection of some part or all of the business of the Company), the number of shares that may be optioned to any such employee and, subject to the limitations of the Plan, the terms and conditions upon which such options are granted, are entirely within the discretion of the Committee.

     Under the Plan: (a) the option price of all options shall not be less than fair market value of the Common Stock at the time of grant; (b) an option may be exercised for ten years after the date of grant unless an earlier expiration date is provided in the option; (c) payment of the option price shall be made in full and, in the discretion of the Committee, made either in cash, shares of Common Stock or by a combination of cash and such shares; (d) no option or stock appreciation rights shall be granted after the tenth anniversary of shareholder approval, but options and stock appreciation rights already granted may be extended beyond that date; (e) during the lifetime of a Participant, an option or stock appreciation right may only be exercised by the optionee, and, unless otherwise designated by the Committee, may not be transferred other than by will, the laws of descent and distribution, or by the provision for the designation of a beneficiary in accordance with the Plan; and (f) a stock appreciation right may not be transferred on death except to the transferee of the related option.

     An unexercised option will expire upon termination of employment for other than death, retirement for disability or retirement under a retirement plan of the Company. If an optionee dies while employed or retires due to disability, an Incentive Stock Option will expire at the earlier of ten years from the date of grant or one year from the date of death or such retirement; if an optionee retires under a Company plan, other than for disability, then an Incentive Stock Option will expire at the earlier of ten years from the date of grant or three months after retirement. A Non-Qualified Stock Option will expire at the expiration date set forth in the option, if employment terminates due to any retirement; if employment terminates due to death, then a Non-Qualified Stock Option will expire at the earlier of ten years from the date of grant or one year after death. The Plan permits the Committee to extend the expiration date of an option initially granted for less than ten years, but not beyond ten years.

     The Plan permits the grant of stock appreciation rights in conjunction with options in the form of "Rights", either at the time of the option grant or during the option's term. Stock appreciation rights permit an optionee to receive (a) shares of Common Stock, (b) cash or (c) a combination of such shares and cash in value equal to the amount by which the fair market value of all shares subject to the related option exceeds the exercise price of such option. The determination of whether stock appreciation rights will be settled in stock, cash or a combination will be made by the Committee. To the extent an option is exercised, in whole or in part, any related stock appreciation right shall terminate. Likewise, to the extent a stock appreciation right is exercised, the related option shall terminate. To the extent any stock appreciation right is not exercised or cancelled, it shall be deemed exercised automatically on the last day on which its related option may be exercised. It is the present policy of the Committee not to award Rights either at the time of grant or during the term of the option.

     The Plan also permits the grant of "Limited Rights" in conjunction with the grant of options, whereby the Committee may specify, as to individual options, other conditions or circumstances under which options may be terminated by payment of cash in lieu of the exercise of the related option. Such circumstances may include automatic termination following a substantial change in the ownership, control or management of the Company. The exercise of either the Limited Right or the related option shall pro rata cancel the other.

     The Board of Directors may amend the Plan at any time, but may not change the Plan without shareholder approval to (a) increase the maximum number of shares authorized, (b) reduce the minimum option price, (c) extend the period within which options or stock appreciation rights may be granted, (d) change the basis upon which shares or cash may be distributed upon exercise of a stock appreciation right or (e) provide for an option or stock appreciation right exercisable more than ten years from the date of grant. The terms of any previously granted option may not be changed to adversely affect the rights of the holder without the holder's consent.

     The Board of Directors may suspend or terminate the Plan at any time, but any such action shall not affect options or stock appreciation rights then in effect.

Federal income Tax Consequences

     Under present laws and regulations, the Federal income tax consequences of receiving options and purchasing shares under the Plan, and ultimately disposing of such shares, are as follows:

     The grant of an option under the Plan will not, by itself, result in the recognition of taxable income to the optionee or entitle the Company or any of its subsidiaries to a deduction at the time of such grant.

     The exercise of an Incentive Stock Option within the meaning of Section 422A of the Code will not, by itself, result in the recognition of taxable income to the optionee or entitle the Company or any of its subsidiaries to a deduction at the time of such exercise. The excess of the market value of the shares over the option price at the time of exercise will be a tax preference item for purposes of the alternative minimum tax determination of the optionee. The exercise of a Non-Qualified Stock Option will result in the recognition of ordinary income by the optionee, and entitle the optionee's employer to a deduction in an amount equal to the difference between the exercise price and the fair market value of the shares acquired pursuant to the option. The exercise of a stock appreciation right (whether a Right or a Limited Right) will result in the recognition of ordinary income by the optionee in an amount equal to the amount of cash received and/or the fair market value of the shares acquired pursuant to the exercise, and entitle the optionee's employer to a deduction equal to the amount of ordinary income recognized by the optionee at the time the optionee recognizes it. For these purposes, the tax is imposed and the fair market value of the shares is determined as of the date of exercise unless the shares are not then freely transferable due to insider trading restrictions under the securities laws, in which case the applicable date is six months after the date of exercise unless the optionee elects to be taxed and have the fair market value of the shares determined as of the date of exercise.

     The optionee will recognize capital gain or loss upon resale of the shares received upon the exercise of an Incentive Stock Option, provided that the optionee held such shares for at least one year after transfer of the shares to the optionee or two years after the grant of the option, whichever is later. The amount of gain or loss will be the difference between the amount realized by the seller and the seller's tax basis for the stock (the price paid for the stock if the option price is paid in cash, the basis in the stock exchanged to the extent an equal number of shares are received if the option price is paid in shares of Common Stock, and zero for those shares received in excess of the number of shares exchanged if the option price is paid in shares of Common Stock). Generally, if the shares are not held for the requisite period, the optionee will recognize ordinary income upon disposition in an amount equal to the lesser of (a) the difference between the exercise price and the fair market value on the date of exercise of the shares acquired pursuant to the option or (b) the excess of the fair market value on the date of disposition over the exercise price; and the optionee's employer will be allowed a deduction equal to the amount of ordinary income, if any, recognized by the optionee at such time as the optionee recognizes it.

                        NEW PLAN BENEFITS

     This plan is substantially the same as the CBI Industries, Inc. Stock Option Plan which expires May 10, 1995. The following sets forth the number of stock options granted under the expiring plan in January, 1995, which is the same number of options each person would have received under the proposed plan if options had been granted under the proposed plan in 1995.

                                        Number of
     Named Officers                     Stock Options

     John E. Jones                            45,000
     Lewis E. Akin                            18,000
     Robert J. Daniels                         9,000
     George L. Schueppert                     18,000
     Charles O. Ziemer                         9,000

     All Current Executive Officers          116,000
     Non-Executive Directors or Nominees          -0-
     Non-Executive Officers                       -0-
     All Employees                           176,400
          (excluding Current Executive Officers)

Vote Required

     This proposal requires the affirmative vote of the holders of a majority of the outstanding shares of the Common Stock and the Series C Preferred Stock voting as a class and represented at the Annual Meeting.

The Board recommends a vote FOR Proposal 1.


                           PROPOSAL 2

           AMENDMENT TO CERTIFICATE OF INCORPORATION
               TO INCREASE AUTHORIZED COMMON STOCK

     The Board of Directors recommends the approval of an amendment to the Certificate of Incorporation (the "Certificate") pursuant to which the number of shares of Common Stock authorized for issuance would be increased from 120,000,000 shares to 240,000,000 shares. As of December 31, 1994, there were issued and outstanding 38,096,964 shares of Common Stock. In addition, approximately 3,708,184 shares were reserved for issuance pursuant to the 1994 CBI Restricted Stock Award Plan, the Employee Stock Purchase Plans and the CBI stock option plans (assuming adoption of the CBI Industries, Inc. 1995 Stock Option
Plan), approximately 5,335,377 shares were reserved for issuance in connection with the conversion of the Series C Preferred Stock and 1,686,650 shares were held as treasury stock by the Company. As a result, the Company has 71,172,825 shares of Common Stock which are not outstanding or reserved for any purpose and are, therefore, available for issuance.

     The Board believes the additional shares may be required for the Company's future growth and by reason of stock dividends or splits which in the long run may tend to broaden ownership of the Company's stock. The additional authorized shares could be used for any other proper corporate purpose approved by the Board, including possible future financing, acquisition transactions and employee benefit plans. Having such additional shares available will provide the Company with greater flexibility in financing such transactions and enable the Company to act without the expense and delay involved in special meetings of shareholders when favorable opportunities arise. The Company currently has no commitments or understandings (except with respect to existing employee stock plans, the Stock Option Plan described in Proposal 1 and the Amendment and Restatement dated as of August 8, 1989 of a Rights Agreement dated as of March 4, 1986 between the Company and First Chicago Trust Company of New York, as Rights Agent, as amended) for the issuance of shares of Common Stock or for stock dividends or splits, although such matters have been and will continue to be considered from time to time. This proposal to increase the authorized Common Stock might be considered as having the effect of discouraging attempts to take over control of the Company, as the issuance of the shares could be used in a private placement or to dilute stock ownership of, or increase the cost to, any person seeking to obtain control. Issuances of additional shares of Common Stock could also have the effect of diluting the earnings per share and book value per share of existing shares of Common Stock and reducing the proportionate voting power of the Series C Preferred Stock.

     The New York Stock Exchange requires shareholder approval for the issuance of any amount of stock resulting in a change of control or, except in the case of a stock split, stock dividend or under certain other circumstances, an increase of outstanding stock of approximately 20% or more (currently approximately 7,600,000 shares with respect to the Company). The Company does not anticipate that it will seek authorization from shareholders for issuance of additional shares unless required by applicable laws or stock exchange regulations and has no present plans to issue additional shares. There are no preemptive rights available to shareholders in connection with the issuance of any such shares.

Vote Required

     This proposal requires the affirmative vote of the holders of a majority of the outstanding shares of the Common Stock and the Series C Preferred Stock voting as a class.

The Board recommends a vote FOR Proposal 2.


                        RELATIONSHIP WITH
                 INDEPENDENT PUBLIC ACCOUNTANTS

     The Board will designate an independent auditor of the Company for 1995 upon receiving a recommendation from its Audit Committee in 1995. Representatives of Arthur Andersen LLP, which has served as the Company's and its predecessor's independent public accountants from 1939 through 1994, are expected to be present at the Annual Meeting with the opportunity to make a statement if they so desire and to respond to appropriate questions.

                      SHAREHOLDER PROPOSALS

     The Company's by-laws require that any shareholder desiring to propose new business at an annual meeting first submit such new business in writing to the Secretary of the Company, Charlotte C. Toerber, CBI Industries, Inc., 800 Jorie Boulevard, Oak Brook, Illinois 60521-2268, not later than sixty days prior to the first anniversary of the date of the last meeting of stockholders called for the election of directors. Shareholder proposals which are found to be appropriate for shareholder action will be included in the proxy material for the 1996 Annual Meeting of Shareholders if such proposals are received by the Secretary not later than December 8, 1995.


                          OTHER MATTERS

     The Board has no knowledge of any business to be presented for consideration at the Annual Meeting other than that discussed above. Should any other business properly come before the meeting or any adjournment thereof, it is intended that the shares represented by proxies will be voted with respect thereto in accordance with the best judgment of the persons named in such proxies.

                              By Order of the Board of Directors

                                          John  E. Jones
                                     Chairman of the Board


March 24, 1995
                            EXHIBIT A

                      CBI INDUSTRIES, INC.
                   1995 CBI STOCK OPTION PLAN
                   (Effective January 1, 1995)



1.   Purpose of Plan

     The purpose of the CBI Industries, Inc., 1995 Stock Option Plan (the "Plan") is to aid CBI Industries, Inc. and its Subsidiaries (collectively the "Company") in securing and retaining Key Employees of outstanding ability by making it possible to offer them an increased incentive in the form of a proprietary interest in the Company, to join or continue in the service of the Company and to increase their efforts for its welfare.

2.   Definitions

     As used in this Plan, the following words shall have the following meanings:

     (a)  "CBI" means CBI Industries, Inc.;

     (b) "Board of Directors" means the Board of Directors of CBI;

     (c)  "Common Stock" means common stock of CBI;

     (d) "Holder" means either a Participant or a person other than a Participant to whom an Option or a Right has been transferred in accordance with Section 8(d) herein;

     (e) "Incentive Stock Option" means an option to purchase shares of Common Stock which is intended to qualify as an "incentive stock option" as defined in Section 422A of the Internal Revenue Code;

     (f) "Key Employee" means any person, including officers, in the regular full-time employment of the Company who, in the opinion of the Committee referred to in Section 3, is or is expected to be primarily responsible for the management, growth or protection of some part or all of the business of the Company;

     (g) "Limited Right" means a right to receive cash in lieu of the exercise of an Option, if granted pursuant to
          Section 5(e);

     (h) "Officers Exercise Period" means any period beginning on the third business day following the date of public release of a summary statement of CBI's quarterly or annual sales and earnings and ending on the twelfth business day following such date;

     (i) "Non-Qualified Stock Option" means an option to purchase shares of Common Stock which is intended not to qualify as an incentive stock option as defined in
          Section 422A of the Internal Revenue Code;

     (j)  "Option" means an Incentive Stock Option or a
          Non-Qualified Stock Option;

     (k) "Participant" means a person to whom an Option is granted that has not terminated and ceased to be exercisable under the Plan;

     (l) "Right" means a stock appreciation right to elect to receive shares of Common Stock with a fair market value, at the time of any exercise of such stock appreciation right, equal to the amount by which the fair market value of all shares subject to the Option (or part thereof) in respect of which such stock appreciation right was granted exceeds the exercise price of said Option (or part thereof), or to receive from CBI, in lieu of such shares, the fair market value thereof in cash, as provided in Section 7; and

     (m) "Subsidiary" means any corporation other than CBI in an unbroken chain of corporations beginning with CBI if each of the corporations other than the last corporation in the unbroken chain owns 50% or more of the voting stock in one of the other corporations in such chain.

3.   Administration of Plan

     The Plan shall be administered by the Compensation Committee of the Board of Directors (the "Committee"). None of the members of the Committee shall be eligible to be selected for the grant of an Option, Right, Limited Right, or any other option, stock appreciation right or shares under the Plan or the grant of any stock or option under any other plan maintained by the Company during such membership or have been so eligible for selection within one year prior thereto or thereafter. The Committee may adopt its own rules of procedure, and the action of a majority of the Committee, taken at a meeting or taken without a meeting by a writing signed by such majority, shall constitute action by the Committee. The Committee shall have the power and authority to administer, construe and interpret the Plan, to make rules for carrying it out and to make changes in such rules.

4.   Granting of Options

     The Committee may from time to time grant Options under the Plan to such Key Employees and for such numbers of shares as the
Committee may determine.   The Committee may grant Options in
such amounts and may impose such conditions on the grant of an Option as it deems advisable.

5.   Terms of Options

     The terms of each Option granted under the Plan shall be as determined from time to time by the Committee and shall be set forth in an Incentive Stock Option Agreement or a Non-Qualified Stock Option Agreement, as shall be appropriate, in a form approved by the Committee, consistent, however, with the following:

     (a) The Option price per share shall not be less than fair market value at the time the Option is granted.

     (b) The Option shall be exercisable in whole or in part from time to time during the period beginning at the completion of the required holding period stated in the Option, if any, and ending at the expiration of ten years from the date of grant of the Option, unless an earlier expiration date shall be stated in the Option or the Option shall cease to be exercisable pursuant to paragraph (d) of this Section 5.

     (c) Payment in full of the Option price shall be made upon exercise of each Option and may be made in cash, by the delivery of shares of Common Stock with a fair market value equal to the Option price, or by a combination of cash and such shares whose fair market value together with such cash shall equal the Option price.

     (d) If a Participant's employment with the Company terminates other than by reason of the Participant's death, retirement for disability or retirement under a retirement plan of the Company, the Participant's Option shall terminate and cease to be exercisable. If a Participant's employment with the Company terminates by reason of death or retirement due to disability, an Incentive Stock Option shall terminate and cease to be exercisable at the earlier of ten years from the date of grant or one year from the date of death or such retirement; if by reason of retirement under a plan, then at the earlier of ten years from the date of grant or three months from the date of such retirement. The Committee may, upon written request of a Holder, convert an Incentive Stock Option into a Non-Qualified Stock Option, and if such request is granted, the provisions concerning termination of Non-Qualified Stock Options shall apply to the Option in question which has been converted. A Non-Qualified Stock Option shall terminate at the earlier of ten years from the date of grant or one year from the date of termination of employment if such termination is due to death. Following any retirement of a Participant, a Non-Qualified Stock Option shall terminate on the expiration date of the Option. If the terms of an Option provide for its expiration prior to ten years from the date of grant, the Committee may at any time extend the expiration date of the Option but not beyond ten years from its date of grant. In the event any date specified herein falls on a day that is not a business day, then such date shall be deemed to be the next following business day.

     (e) An Option may contain a Limited Right to receive cash in lieu of shares under conditions to be set forth in the Option, in the discretion of and as determined by the Committee, in addition to Rights.

6.   Granting of Rights

     The Committee, at the time of grant of an Option or at any time prior to the expiration of the term of an Option may also grant, subject to the terms and conditions of the Plan, Rights in respect of all or part of such Option to a Holder, provided that, if granted to a Participant, the Participant at such time is a Key Employee.

7.   Exercise of Options and Rights

     (a) A Holder who decides to exercise an Option or Right in whole or in part shall give notice in writing to the Secretary of CBI of such exercise on a form approved by
          the Committee.   A notice exercising a Right shall also
          specify the extent, if any, to which the Holder elects to receive shares of Common Stock and the extent, if any, to which the Holder elects to receive cash, but shall in any event be subject to the determination by the Committee as provided in paragraph (d) of this
          Section 7. Any exercise shall be effective as of the date specified in the notice of exercise, but not earlier than the date the notice of exercise is actually received by the Secretary of CBI, and in the case of exercise of an Option, when payment in full of the Option price is actually received by the Secretary of CBI.

     (b) To the extent an Option is exercised in whole or in part, any Right granted in respect of such Option (or part thereof) shall terminate and cease to be exer-cisable. To the extent a Right is exercised in whole or in part, the Option (or part thereof) in respect of which such Right was granted shall terminate and cease to be exercisable.

     (c) Subject to Section 6, a Right shall be exercisable only during the period in which the Option (or part thereof) in respect of which such Right was granted is exer-cisable and, in addition, if the Holder of such Right is an officer of CBI and elects to receive cash for all or part of the payments upon exercise, or who exercises for such cash, such Holder may so elect or exercise such Right only during an Officer's Exercise Period. For this purpose only, the fair market value of shares of CBI stock shall be deemed to be the average of the closing prices for public trading on the largest national securities exchange on which such shares trade for all of the business days within such Officer's Exercise Period.

     (d) The Committee shall have sole discretion to determine the form in which payment will be made following exercise of a Right. All or any part of the obligation arising out of an exercise of a Right may be settled:

          (i) by payment in shares of Common Stock with a fair market value equal to the cash that would otherwise be paid,

          (ii) by payment in cash, or

          (iii) by payment in a combination of such shares and cash.

     (e) To the extent that any Right shall not have been exercised or cancelled or become non-exercisable, it shall be deemed to have been exercised automatically, without any notice of exercise, on the last day on which the Right's related Option is exercisable, or, in the case of officers of CBI, on the last day of the Officer's Exercise Period before the last day on which the Right's related Option is exercisable, provided that any other conditions or limitations on the Right's exercise other than notice of exercise are satisfied and the Right shall then have value. Such exercise shall be deemed to specify that, subject to determination by the Committee as provided in paragraph
          (d) of this Section 7, the Holder elects to receive cash and that such exercise of a Right shall be effective as of the time of the exercise.

     (f) The aggregate fair market value of the shares for which any Key Employee may exercise Incentive Stock Options in any calendar year under all plans of CBI shall not exceed the sum of $100,000 plus the amount which may be carried forward to that year. For purposes of the preceding sentence, the aggregate fair market value shall be determined as of the time an Incentive Stock Option is granted, and the amount which may be carried forward from each previous calendar year is $100,000 minus the amount of Incentive Options first exercisable and actually exercised in that previous calendar year. This provision shall be applied by taking options into account in the order in which they were granted.

     (g) To the extent the receipt of shares of Common Stock pursuant to the exercise of any Option or Right is subject to the withholding of any income or employment taxes by CBI for which CBI requires reimbursement from the recipient, the recipient may elect to reimburse CBI with shares of Common Stock withheld from the shares to be received, or cash, or a combination of such shares and cash, of sufficient value to make such reimbursement. Any such withholding or reimbursement shall comply with all applicable governing laws and regulations.

8.   Limitations and Conditions

     (a) The total number of shares of Common Stock that may be optioned or issued or transferred upon exercise of Rights under the Plan is 1,700,000 shares. Such total number of shares may consist, in whole or in part, of unissued shares or reacquired shares. The foregoing number of shares may be increased or decreased by the events set forth in of Section 10.

     (b) Any shares that have been optioned that cease to be subject to an Option (other than by reason of exercise of the Option) shall again be available for option and shall not be considered as having been theretofore optioned. Any shares subject to an Option (or part thereof) that is cancelled upon exercise of a Right shall be treated as if the Option itself were exercised and such shares shall no longer be available for grant.

     (c) No Option or Right shall be granted under the Plan after January 1, 2005 but Options and Rights theretofore granted may extend beyond that date. At the time an Option or Right is granted or amended or the terms or conditions of an Option or Right are changed, the Committee may provide for limitations or conditions on the exercisability of the Option or Right.

     (d) (i) A Non-Qualified Stock Option shall be non-transferrable unless the Committee designates otherwise. An Incentive Stock Option or a Right associated therewith shall not be transferable by the Participant otherwise than by will or by the laws of descent and distribution or by the provisions for the designation of a beneficiary in accordance with (ii) below. A Right shall never be transferred except to the transferee of the
               related Option.   During the lifetime of the
               Participant, an Incentive Stock Option or a Right associated therewith shall only be exercisable by the Participant.

          (ii) Upon the death of a Participant, any outstanding and unexercised Options or Rights held by such Participant on the date of death shall be transferred to such beneficiary or beneficiaries as have been effectively designated by the Participant or, if none, then to the deceased Participant's surviving spouse or, if none, then to the Participant's lawful descendants, per stirpes as defined by common law, or, if none, then to the deceased Participant's estate. Any such transfer shall be effective as of the date of death of the Participant. To be effective, the designation of such beneficiary must be filed with the Committee or its designate in such written form as it requires and may include secondary, successive or contingent beneficiaries. Any Participant may change a beneficiary designation at any time by filing with the Committee a new beneficiary designation meeting the above require-ments. The determination of the Committee as to the identity of a beneficiary, or whether a beneficiary is living or dead, pursuant to any determinations of rights under this Plan shall be conclusive and binding on all concerned.

     (e) No person shall have any rights of a stockholder (i) as to shares under option until, after proper exercise of the Option, such shares shall have been recorded on CBI's official stockholder records as having been issued or transferred or (ii) as to shares to be delivered following exercise of a Right until, after proper exercise of the Right and determination by the Committee to make payment therefor in shares, such shares shall have been recorded on CBI's official stockholder records as having been issued or transferred.

     (f) CBI shall not be obligated to deliver any shares until they have been listed (or authorized for listing upon official notice of issuance) upon each stock exchange upon which outstanding shares of such class at the time are listed nor until there has been compliance with such laws or regulations as CBI may deem applicable. CBI shall use its best efforts to effect such listing and compliance. No fractional shares shall be delivered.

     (g) The total number of shares of Common Stock that may be optioned to a Participant in any year shall not exceed
          100,000  shares.

9.   Transfers and Leaves of Absence

     For the purposes of the Plan: (a) a transfer of a Participant's employment without an intervening period from CBI to a Subsidiary or vice versa, or from one Subsidiary to another, shall not be deemed a termination of employment, and (b) a Participant who is granted in writing a leave of absence shall be deemed to have remained in the employ of the Company during such leave of absence.

10.  Stock Adjustments

     In the event of any merger, consolidation, stock dividend, split-up, combination or exchange of shares or recapitalization or change in capitalization, the total number of shares set forth in paragraph (a) of Section 8 shall be proportionately and
appropriately adjusted.   In any such case, the number and kind
of shares that are subject to any Option (including any Option outstanding after termination of employment), the Option price per share and the number of Rights granted in connection therewith, if any, shall be proportionately and appropriately adjusted by the Committee without any change in the aggregate Option price to be paid therefor upon exercise of the Option.

11.  Amendment and Termination

     (a) The Board of Directors shall have the power to amend the Plan, including the power to change the amount of the aggregate fair market value of the shares for which any Key Employee may exercise Incentive Stock Options under Section 4 to the extent provided in Section 422A, or any successor provision, of the Internal Revenue Code. It shall not, however, except as otherwise provided in the Plan, increase the maximum number of shares authorized for the Plan, nor reduce the basis upon which the minimum Option price is determined, nor extend the period within which Options or Rights under the Plan may be granted, nor change the basis upon which shares or cash may be distributed upon exercise of a Right, nor provide for an Option or Right that is exercisable more than ten years from the date of grant.

          It shall have no power (without the consent of the person or persons at the time entitled to exercise the Option) to change the terms and conditions of any Option in a manner that would adversely affect the rights of such person or persons except to the extent, if any, provided in the Option.

     (b) The Board of Directors may suspend or terminate the Plan at any time. No such suspension or termination shall affect Options or Rights then in effect.

12.  Effective Date

     The Plan shall be effective as of January 1, 1995, subject to its approval by the stockholders of CBI and subject to any modification that may be made herein prior to such stockholder approval that may be deemed required or appropriate by the Board of Directors to meet legal requirements. All Options, together with related Rights or Limited Rights, if any, which have been or may be granted under the Plan prior to stockholder approval, shall be conditioned upon, and may not be exercised until after, such stockholder approval.

      PROXY FOR ANNUAL MEETING OF SHAREHOLDERS-MAY 11, 1995

                      CBI INDUSTRIES, INC.


The undersigned hereby appoints John E. Jones and George L. Schueppert, or either of them, as the proxies or proxy of the undersigned, with full power of substitution, to vote the number of shares of common stock and Convertible Voting Preferred Stock, Series C, of CBI Industries, Inc. which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held at Drury Lane Oakbrook Terrace, 100 Drury Lane, Oakbrook Terrace, Illinois, at 10:30 A.M., Central Time, on May 11, 1995, and at any adjournment thereof, as fully as the undersigned could do if personally present, for the transaction of such business as may properly come before such meeting, and specifically as appears on the other side of this card.

This proxy should be signed exactly as your name or names appear in the space at the left. If signing in any fiduciary or representative capacity, give full title as such.



                          Dated:                           , 1995
Signature of Shareholder
PLEASE COMPLETE, SIGN, DATE AND MAIL THIS PROXY AS SOON AS
POSSIBLE IN THE ENCLOSED ENVELOPE.  NO POSTAGE IS REQUIRED FOR
MAILING IN THE UNITED STATES.
                             (over)

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
THE COMPANY


                                      (continued from other side)

   INDICATE VOTING AUTHORITY BY MARKING IN THE APPROPRIATE BOX


Election of the following nominees as directors for a three year term:

E. Hubert Clark, Jr., John T. Horton, Stephanie Pace Marshall,
George L. Schueppert, and Robert T. Stewart

/_/  For All Nominees Listed Above     /_/  Withhold
                                       Authority to Vote For
                                            All Nominees Listed
                                            Above


/_/  For All Nominees Listed Above
     Except Nominees Written in Space
          Below:



The Board of Directors recommends a vote FOR Proposals No. 1and 2

     1.   Proposal No. 1 (CBI Industries, Inc. 1995 Stock Option
          Plan)

          /_/  For            /_/  Against        /_/  Abstain

     2.   Proposal No. 2 (Amendment to the Certificate of
          Incorporation)

          /_/  For            /_/  Against        /_/  Abstain

This proxy, when properly executed, will be voted in the manner directed herein. If no choice is indicated on this proxy, votes represented by this proxy will be voted FOR all the nominees listed above and FOR Proposals No. 1and 2. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.